UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2020

DELTA AIR LINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia 30320-6001

(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 715-2600

Registrant’s Web site address: www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DAL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 20, 2020, Delta Air Lines, Inc. (“Delta”) entered into a Payroll Support Program Agreement (“PSP Agreement”) with the United States Department of the Treasury pursuant to Division A, Title IV, Subtitle B of the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act").

Pursuant to the PSP Agreement, Delta expects to receive approximately $5.4 billion in payroll support payments. The payroll support payments are conditioned on Delta’s agreement to refrain from conducting involuntary employee layoffs or furloughs through September 30, 2020. Other conditions include prohibitions on share repurchases and dividends through September 30, 2021, continuing essential air service as directed by the U.S. Department of Transportation and certain limitations on executive compensation.

The relief payments include $3.8 billion in grants and $1.6 billion in an unsecured 10-year loan. Delta received the first installment of $2.7 billion under the agreement on April 20, 2020 and expects to receive the balance in installments over the next three months. The loan includes annual interest rates of 1.00% for the first five years (through April 2025) and the Secured Overnight Financing Rate plus 2.00% in the final five years. Seventy percent of the $2.7 billion received on April 20 was in the form of a grant and 30 percent was in the form of an unsecured term loan. Delta has entered into a Promissory Note for $785 million with respect to the term loan which will increase to its full amount as additional payroll support payments are received. In addition, Delta has agreed to issue to the U.S. Department of the Treasury 6.5 million warrants to acquire Delta common stock. One-half of the warrants were issued on April 20, and the remaining warrants will be issued as additional payroll support payments are received. These warrants have an exercise price of $24.39 per share and a five-year term.

The CARES Act also provides for up to $25 billion in secured loans to the airline industry. Delta expects to be eligible for approximately $4.6 billion under the loan program and is currently evaluating its level of participation in that program.

Item 2.02	Results of Operations and Financial Condition.

Delta today issued a press release reporting financial results for the quarter ended March 31, 2020. The press release is furnished as Exhibit 99.1. The information furnished in this Form 8-K shall not be deemed incorporated by reference into any other filing with the Securities and Exchange Commission.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Delta yesterday announced that Paul A. Jacobson, Delta’s Executive Vice President and Chief Financial Officer, who had previously notified Delta of his decision to retire from the company, has agreed to rescind his decision to retire and will continue as Delta’s Executive Vice President and Chief Financial Officer.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit 99.1	Press Release dated April 22, 2020 titled “Delta Air Lines Announces March Quarter 2020 Financial Results and COVID-19 Response Actions”

Exhibit 104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By: /s/ Paul A. Jacobson
Date: April 22, 2020	Paul A. Jacobson, Executive Vice President and Chief Financial Officer

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